Exhibit 10.1
February 22, 2010
[Director]
NVR, Inc.
11700 Plaza America Drive, Suite 500
Reston, Virginia 20190
In accordance with NVR, Inc.’s transition to a declassified Board of Directors, I write this letter in connection with my proposed nomination for election to the Board of Directors at NVR, Inc.’s 2011 Annual Meeting of Shareholders.
Conditioned upon shareholder approval of the proposed amendments to NVR’s Restated Articles of Incorporation and Bylaws at the 2010 Annual Meeting of Shareholders, I hereby irrevocably submit my resignation from the Board of Directors effective immediately prior to the shareholder vote on the election of directors at the 2011 Annual Meeting.
Sincerely,

[Director]